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                                                                    EXHIBIT 99



          [IRIS LOGO]


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CONTACTS:  DR. F. H. DEINDOERFER, CEO
           818-709-1244 or
           Noah Fields, OA&R/ECOM
           212-880-5200                                   FOR IMMEDIATE RELEASE
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                          IRIS ANNOUNCES RESTRUCTURING


        CHATSWORTH, CA, October 21, 1996 - International Remote Imaging Systems, Inc. (IRI-AMEX) announced today a restructuring that reduces its workforce by twenty percent. Earlier this year IRIS completed two acquisitions which increased its employment rolls to more than 150 people. In addition, IRIS expects to report an operating loss for the third quarter - only the second such loss in five years. According to Dr. Fred H. Deindoerfer, IRIS Chairman and President, "The restructuring is aimed primarily at restoring profitability following our recent acquisitions, while ensuring continuation of the Company's product development program."

        Most of the reductions in the work force will take place at its headquarters facility in Chatsworth, CA. The restructuring is expected to save IRIS more than $1.0 million annually, after a one-time charge to earnings of approximately $900,000 which the Company expects to incur during the fourth quarter for severance and other costs associated with the restructuring. While all areas are affected by the restructuring, most IRIS research and development activities carried out at its three competency centers located in Chatsworth, CA, League City, TX, and Norwood, MA will continue.

        IRIS attributes a large part of the expected third quarter loss to the growth in operating expenses outpacing the growth in sales. Although third quarter sales increased over those of the comparable period last year, they were below the Company's expectations. In addition, gross margins were negatively impacted by, among other things, introductory discounts on the new Model 900UDx urine pathology workstation, while operating expenses increased principally from intensified activities related to refinements of The White IRIS leukocyte


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differential analyzer in preparation for commercial launch.  The Company expects these activities to diminish as The White IRIS nears commercial introduction. The White IRIS is a new instrument for classifying normal and abnormal white blood cells, cleared by the FDA earlier this year, which IRIS plans to launch commercially in 1997.

        IRIS designs, develops, manufactures and markets IVD imaging systems based on its patented and proprietary AIM technology for automating microscopic procedures performed in hospitals and clinical reference laboratories. Its major product lines are The Yellow IRIS family of urinalysis workstations and the PowerGene family of genetic workstations.




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